Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SMX (Security Matters) Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Ordinary Shares, $0.0001 par value per share (“Ordinary Shares”) (2)	457(o)	–	–	$4,600,000	.00011020		$506.92
	Other	Pre-funded Warrants to purchase Ordinary Shares(3)	457(g)	–	–	–			(3)(4)
	Equity	Ordinary Shares underlying Pre-funded Warrants	457(o)	–	–	$–			$(3)
	Other	Warrant A to Purchase Ordinary Shares	457(g)	–	–	–			(4)
	Equity	Ordinary Shares underlying Warrant A	457(o)	–	–	$4,600,000	.00011020		506.92
	Other	Warrant B to Purchase Ordinary Shares	457(g)	–	–				(4)
	Equity	Ordinary Shares underlying Warrant B	457(o)	–	–	$4,600,000	.00011020		506.92
Fees Previously Paid	–	–	–	–	–	–	–		–
Carry Forward Securities	–	–	–	–	–	–	–		–

	Total Offering Amounts					$13,800,000	.00011020		$1,520.76

	Total Fee Offsets							$

	Fees Previously Paid								$3,306.00

	Net Fee Due								$(1,785.24)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares that the Underwriter has the option to purchase to cover over-allotments, if any.
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)	The registrant may issue pre-funded warrants to purchase Ordinary Shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which Ordinary Shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Ordinary Shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Ordinary Shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Ordinary Shares and pre-funded warrants (including the Ordinary Shares issuable upon exercise of the pre-funded warrants), if any, is $4,600,000, including the Over-allotment Option, if any.
(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.